Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone:636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC ANNOUNCES RESIGNATION OF CEO NABEEL GAREEB; APPOINTMENT OF MARSHALL TURNER AS INTERIM CEO

St. Peters, MO, October 30, 2008 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced that Nabeel Gareeb, President and Chief Executive Officer, has informed the Board of Directors of his decision to resign from the company. The Board has appointed current Board member Marshall Turner to serve as interim CEO, effective November 12, 2008, while a search is conducted for Mr. Gareeb’s permanent replacement. Mr. Gareeb, who will also step down from the Board effective with his resignation as President and CEO, has agreed to assist in a transition through the end of 2008.

“I am proud of the foundation we have established at MEMC over the course of the last seven years,” commented Gareeb. “We have created a unique asset-efficient model and cost-efficient structure that has allowed MEMC to generate industry leading profitability and consistent cash flow generation over the years, in good times and bad. We have used this building block to expand MEMC’s presence into the solar market over the last three years with multiple long term agreements. With our polysilicon expansion now past the early part of the learning curve, we have also recently enhanced this strategy by cultivating additional shorter-term wafer customers in the solar space, while continuing to support the growth of our existing long-term customers. I believe the strength of the combination of asset efficiency, market positioning and strong cash generation should provide a springboard for the company to achieve even greater success in the future.”

“With this foundation largely established, I believe it is the right time for a new CEO to lead the company into the next phase of growth and improvement. I will miss the employees, the customers and the shareholders, but I am sure they will be in good hands as MEMC proceeds to its next phase,” concluded Gareeb.

John Marren, Chairman of the Board, expressed his appreciation of Gareeb’s tenure at the company, stating “I would like to thank Nabeel for his leadership in transforming MEMC into a market leader over the last seven years. We will certainly miss Nabeel. We wish him the best of luck and know that he will do well in whatever future endeavors he decides to pursue. We also want to thank Nabeel for assisting us in this transition, and Marshall for stepping in as interim CEO during this process.”

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MEMC ELECTRONIC MATERIALS

With regard to the appointment of Marshall Turner, Marren remarked, “Marshall is the ideal person to move the company forward during our CEO search. His extensive understanding of the industry coupled with his knowledge of our customers, his experience in leading a business with high-volume manufacturing operations, and his board experience with multiple companies will help ensure a smooth transition.”

Mr. Turner, who has been a director of the company since April 2007, brings significant management and board experience to his position as interim CEO, including his most recent role as Chief Executive Officer of Toppan Photomasks, formerly known as Dupont Photomasks. Mr. Turner is also currently a member of the board of directors of Xilinx, Inc., and the Alliance Bernstein Funds.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

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